Exhibit 99.1

F & M Bank Corp.---News and Financials

F & M BANK CORP. ANNOUNCES BRANCH CLOSURES, FIRST QUARTER EARNINGS AND FIRST QUARTER DIVIDEND

CONTACT: Carrie Comer, EVP/Chief Financial Officer	540-896-8941 or ccomer@fmbankva.com

TIMBERVILLE, VA—April 28, 2020—F & M Bank Corp. (OTCQX: FMBM), parent company of Farmers & Merchants Bank, announces three branch closures, its financial results for the first quarter ending March 31, 2019 and first quarter dividend to shareholders.

F&M Bank Corp., has worked diligently during the COVID-19 global pandemic to meet the needs of our customers by providing Paycheck Protection Plan (PPP) loans through the Small Business Administration, processing loan deferrals and continuing to operate are core services while practicing social distancing. As of April 27, 2020, we have processed 531 PPP loans for a total of $51.5 million, processed 683 deferrals and continued to operate our branches in a drive-thru only capacity daily, with courier pickup and by appointment account opening.

We are far from seeing an end to the effects of the pandemic on our businesses and economy, however the efforts of our management and staff to support our communities has been tremendous and is a testament to community banking. This includes an early initiative to fund $100,000 in small business grant programs to support our community in the Shenandoah Valley managing through the impacts of COVID-19. .

As part of our ongoing strategic efforts to reduce overhead, we have made the difficult decision to consolidate three of our branch locations in Craigsville, Grottoes and Luray, VA. While these physical locations will close on July 31, 2020, client accounts will remain supported at neighboring offices. Impacted employees from these branches will be offered comparable positions within the organization.

Selected financial highlights for the quarter include:

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Net income of $1.19 million.
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Net interest margin of 3.97%.
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Loans held for investment increased $6.2 million for the quarter
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Total deposits increased $37.6 million and $78.5 million, respectively for the quarter and for the trailing 12 months.
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Nonperforming loans decreased to 0.50% at the end of the quarter from 0.70% of total assets on 12/31/2019 and 1.36% on 6/30/2019.

Mark Hanna, President, commented “Our first quarter earnings of $1.19 million were weighed down by an increase in our provision for loan losses due to economic factors related to COVID-19. These results are similar to first quarter of 2019, despite the sale of a portion of our dealer portfolio and a correction to the expensing of dealer commissions. Our net interest margin of 3.97% shows a historical decline but still remains strong in the current environment. Our balance sheet liquidity has increased significantly over the last two quarters and we are implementing strategic solutions to leverage these assets.”

Mr. Hanna continued, ‘Nonperforming loans have improved dramatically over prior year, decreasing $6.4 million since first quarter of 2019, and also decreasing $1.6 million since year end 2019. Efforts continue to maintain our goal of 0.50% of total assets.

On April 24, 2020 our Board of Directors declared a first quarter dividend of $.26 per share to common shareholders. Based on our most recent trade price of $17.25 per share this constitutes a 6.03% yield on an annualized basis. The dividend will be paid on June 1, 2020, to shareholders of record as of May 15, 2020.”
 Highlights of our financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, financial holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s fourteen banking offices in Rockingham, Shenandoah, Page and Augusta Counties, Virginia. The Bank also provides additional services through a loan production office located in Penn Laird, VA and through its subsidiaries, F&M Mortgage and VSTitle, both of which are located in Harrisonburg, VA. Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540) 896-8941.
This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

F & M Bank Corp.
Key Statistics

	2020	2019
	Q1	Q4	Q3	Q2	Q1
Net Income (000's)	$1,189	$1,774	$(186)	$1,634	$1,287
Net Income available to Common	$1,123	$1,695	$(265)	$1,556	$1,208
Earnings per common share - basic	$0.35	$0.54	$(0.08)	$0.48	$0.38
Earnings per common share - diluted	$0.35	$0.53	$(0.07)	$0.47	$0.37

Return on Average Assets	0.58%	0.87%	-0.09%	0.83%	0.67%
Return on Average Equity	5.23%	7.72%	-0.81%	7.12%	5.68%
Dividend Payout Ratio excluding Special Dividend	74.29%	48.15%	-325.00%	52.08%	65.79%

Net Interest Margin	3.97%	3.81%	4.39%	4.47%	4.67%
Yield on Average Earning Assets	4.88%	4.77%	5.35%	5.42%	5.54%
Yield on Average Interest Bearing Liabilities	1.27%	1.33%	1.34%	1.33%	1.21%
Net Interest Spread	3.61%	3.44%	4.01%	4.09%	4.33%

Provision for Loan Losses (000's)	$1,500	$605	$3,750	$1,600	$1,450
Net Charge-offs	$453	$1,198	$817	$483	$1,757
Net Charge-offs as a % of Loans	0.30%	0.79%	0.52%	0.30%	1.09%
Non-Performing Loans (000's)	$4,168	$5,728	$7,978	$11,688	$10,587
Non-Performing Loans to Total Assets	0.50%	0.70%	0.98%	1.45%	1.36%
Non-Performing Assets (000's)	$5,504	$7,217	$9,649	$13,657	$12,761
Non-Performing Assets to Assets	0.66%	0.89%	1.19%	1.69%	1.64%

Efficiency Ratio	70.51%	76.18%	67.63%	65.32%	67.15%

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are nontaxable (i.e. municipal securities and loan income) then subtracting interest expense. The tax rate utilized is 21%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns nontaxable interest income from municipal loans and securities, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. The efficiency ratio is a common measure used by the financial service industry to determine operating efficiency. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investments portfolio and Other Real Estate Owned. The Company calculates this ratio in order to evaluate how efficiently it utilizes its operating structure to create income. An increase in the ratio from period to period indicates the Company is losing a greater percentage of its income to expenses.

F & M Bank Corp.
Financial Highlights

	For Three Months Ended March 31,
INCOME STATEMENT	Unaudited 2020	Unaudited 2019
Interest and Dividend Income	$9,110,585	$9,531,545
Interest Expense	1,706,084	1,497,914
Net Interest Income	7,404,501	8,033,631
Non-Interest Income	2,428,518	1,789,184
Provision for Loan Losses	1,500,000	1,450,000
Other Non-Interest Expenses	7,119,604	7,029,463
Income Before Income Taxes	1,213,415	1,343,352
Provision for Income Taxes	(38,371)	79,062
Less Minority Interest (income)/loss	(62,429)	22,240
Net Income	$1,189,357	$1,286,530
Dividend on preferred stock	65,873	78,750
Net Income available to common shareholders	$1,123,494	$1,207,780
Average Common Shares Outstanding	3,204,084	3,210,042
Net Income Per Common Share	.35	.38
Dividends Declared	.26	.25

BALANCE SHEET	Unaudited March 31, 2020	Unaudited March 31, 2019
Cash and Due from Banks	$9,528,494	$9,271,766
Interest Bearing Bank Deposits	1,645,590	1,015,015
Federal Funds Sold	78,944,000	5,073,000
Loans Held for Sale	60,765,429	44,528,477
Loans Held for Investment	609,585,135	644,213,269
Less Allowance for Loan Losses	(9,437,359)	(4,932,482)
Net Loans Held for Investment	600,147,776	639,280,787
Securities	19,838,180	21,634,299
Other Assets	57,597,524	59,004,539
Total Assets	$828,466,993	$779,807,883

Deposits	$679,310,203	$600,835,607
Short Term Debt	-	30,000,000
Long Term Debt	42,089,286	39,024,981
Other Liabilities	15,633,317	17,972,299
Total Liabilities	737,032,806	687,832,887
Preferred Stock	4,591,623	5,591,623
Common Equity	86,842,564	86,383,373
Stockholders’ Equity	91,434,187	91,974,996
Total Liabilities and Stockholders’ Equity	$828,466,993	$779,807,883
Book Value Per Common Share	$27.20	$26.96
Tangible Book Value Per Common Share	$27.05	$27.96

SOURCE:	F & M Bank Corp.
CONTACT:	Carrie Comer EVP/Chief Financial Officer
540-896-8941 or ccomer@fmbankva.com

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